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Exhibit 23.6

CONSENT OF Aviation Specialists Group (‘‘ASG’’)

As a provider of aircraft appraisals, market analysis and aviation industry insight, we hereby consent to the use of any data contained in this Registration Statement (Registration No. 333-134669) on Form S-1, as amended, which references our company as the source of such data and to all references to our company included in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in the Registration Statement.

/s/ Fred Klein
Fred Klein
President

ASG
1037 Sterling Road, Suite 203
Herndon, Virginia 20170
July 5, 2006